May 6, 2005




Mr. Thomas K. Emery
Principal Accounting Officer
Yager/Kuester Public Fund Limited Partnership
1300 Altura Road
PO Box 1329
Fort Mill, SC 29716

	RE:	Yager/Kuester Public Fund Limited Partnership
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed March 30, 2005
		File No. 0-18444

Dear Mr. Emery:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Daniel L. Gordon
      Branch Chief